                                   EXHIBIT 12

                           THOMAS & BETTS CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


                                                               For The Years Ended
                                     -----------------------------------------------------------------------
                                      January 3,    December 28,   December 29,   December 31,    January 1,
                                         1999           1997           1996          1995            1995
                                     -----------    ------------   ------------   ------------   -----------

Earnings from continuing
   operations before
   income taxes                       $ 124,908      $ 233,507      $ 106,395      $ 148,365      $  54,576


Add:
  Interest on indebtedness               50,958         51,431         50,131         32,625         31,252
  Amortization of debt expense              177            610          1,335          1,496          1,373
  Portion of rents representative
    of the interest factor               10,835         11,796         11,585         10,935          9,906

Deduct: Interest capitalized and
 undistributed earnings from less
 than 50 percent owned persons          (12,701)       (10,380)        (5,259)        (2,848)        (1,863)
                                      ---------      ---------      ---------      ---------      ---------
Earnings as adjusted                  $ 174,177      $ 286,964      $ 164,187      $ 190,573      $  95,244
                                      ---------      ---------      ---------      ---------      ---------
                                      ---------      ---------      ---------      ---------      ---------

Fixed charges:
  Interest on indebtedness               50,958         51,431      $  50,131      $  32,625      $  31,252
  Amortization of debt expense              177            610          1,335          1,496          1,373
  Portion of rents representative
    of the interest factor               10,835         11,796         11,585         10,935          9,906
                                      ---------      ---------      ---------      ---------      ---------

Total fixed charges                   $  61,970      $  63,837      $  63,051      $  45,056      $  42,531
                                      ---------      ---------      ---------      ---------      ---------
                                      ---------      ---------      ---------      ---------      ---------

Ratio of earnings to
  fixed charges                            2.8x           4.5x           2.6x           4.2x           2.2x
                                      ---------      ---------      ---------      ---------      ---------
                                      ---------      ---------      ---------      ---------      ---------



                                     EX12-1